Exhibit 99.1

BOB EVANS REPORTS FISCAL 2015 FOURTH-QUARTER AND FULL-YEAR RESULTS; PROVIDES FISCAL YEAR 2016 OUTLOOK

•	Q4 2015 net sales total $332.4 million, an increase of $6.0 million, or 1.8 percent. GAAP net income of $0.24 per diluted share. Non-GAAP net income(1) of $0.56 per diluted share

•	Fiscal year 2015 net sales total $1,349.2 million, an increase of $20.6 million, or 1.6 percent. GAAP net income of $0.70 per diluted share. Non-GAAP net income(1) of $1.63 per diluted share

•	Bob Evans Restaurants’ Q4 2015 same-store sales increased 2.1 percent

•	BEF Foods reports record quarterly operating profit, non-GAAP operating margin of 14.9 percent

•	Company establishes fiscal year 2016 non-GAAP diluted EPS guidance range of $1.75 to $1.95

•	Company repurchased $50 million (1.1 million shares) to-date in fiscal 2016, expects to repurchase an additional $100 million in balance of fiscal 2016

•	Company intends to pursue a sale-leaseback of HQ and industrial properties, and either a REIT conversion and tax-free spinoff or sale-leaseback of a portion of its restaurant real estate locations

•	Cost reductions of $14 million expected to be realized in fiscal 2016 as part of multi-year plan to lower costs by $35 million

•	Quarterly dividend of $0.31 per share payable on June 15, 2015, to stockholders of record at the close of business on June 1, 2015

NEW ALBANY, Ohio – June 16, 2015 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2015 fourth quarter ended Friday, April 24, 2015. On a GAAP basis, the Company reported net income of $5.6 million, or $0.24 per diluted share, compared with net income of $13.0 million, or $0.53 per diluted share, in the corresponding period last year. On an adjusted basis(1), net income from continuing operations was $13.2 million, or $0.56 per diluted share, a 12.1 percent increase compared with net income of $11.8 million, or $0.48 per diluted share, in the corresponding period last year.

Fourth quarter commentary

Chief Financial Officer Mark Hood said, “During the fourth quarter and into early fiscal 2016, we continued to intensify our focus on execution and efficiency in all aspects of our operations at Bob Evans. While there is much work to be done to achieve the full potential of Bob Evans, we are encouraged by our early progress. We made several decisions during the fourth quarter and in the first quarter of the new fiscal year to better position our businesses for sustainable profitable growth in the years ahead. In May we completed closure of 18 underperforming Bob Evans Restaurants, with two additional closures expected later this year. We also reduced our cost structure by $14 million, by amongst other initiatives, eliminating approximately 60 positions.

“We amended our revolving credit agreement to enable the Company to continue returning capital to shareholders while also having the financial flexibility necessary to complete turnaround efforts in our businesses. During the early weeks of fiscal 2016 we repurchased $50 million of Company stock, reflecting our confidence in our ability to create shareholder value through execution of our operating plans and disciplined capital allocation.

“We also engaged CBRE Group, Inc. to pursue one or more sale-leaseback transactions for our New Albany, Ohio, headquarters and BEF Foods facilities at Lima, Ohio, and Sulphur Springs, Texas. We expect to use the net proceeds from these transactions to fund share repurchases under the Company’s existing $150 million share repurchase authorization. Additionally, we announced that the Company intends to pursue a strategic transaction for a select portion of our restaurant properties which could take the form of either a sale-leaseback transaction or a tax-free spin-off and REIT conversion. The structure, size, and timing of any transaction will depend on a number of factors, including the performance of Bob Evans’ business segments, and in particular the restaurant segment, market values for restaurant real estate, trading performance of publicly traded real estate companies, interest rates, and U.S. economic conditions. Either of the forms of a transaction is expected to enable the Company to reduce its investment in lower-return assets, and we expect that in structuring a transaction we would seek to maintain our flexibility to pursue a separation of the foods and restaurant segments at some point in the future if advisable at that time. We expect to conclude the assessment of alternative paths for our restaurant real estate over the next several months and that either option will enable us to enhance shareholder value through our capital deployment strategies as we execute the turnaround of our businesses.”

Hood continued, “I am also pleased to report that the Company successfully completed remediation of all material weaknesses in internal controls during the fourth quarter. Furthermore, with the beginning of fiscal year 2016, we have successfully launched phase one of our ERP systems implementation. This implementation will provide new tools to manage costs and control execution of our businesses.

“As for our CEO search process, the CEO Search Committee of the Board of Directors remains engaged in a careful and thorough process to identify and appoint the right new chief executive officer to lead the company forward. The committee is balancing a sense of urgency with a mandate for identifying the right leader of Bob Evans for the long term. While the search effort continues, the Company’s operational turnaround initiatives are being executed and the strategic review and planning process undertaken by the Board and management continue on course.

“At Bob Evans Restaurants, we are pleased with the early results of our actions to turnaround the business. Our objectives are: to achieve profitable same-store sales growth with a significantly lower guest discount rate than the Company employed for the last two years; to reduce our foods costs while increasing the quality of our offerings; and to decrease our labor costs by better managing our scheduling and hourly rates.

“In the fourth quarter, same-store sales increased 2.1 percent while we reduced our guest discount rate by more than 25 percent. Carryout and catering sales remain strong and we are focused on increasing dine-in frequency. Food costs benefitted from favorable menu mix shifts resulting from the recent redesign of the menu; a more balanced day part marketing message, including renewed emphasis on breakfast; and the change in our guest discounting strategy. We moderated the year-over-year increase in direct labor costs during the fourth quarter and remain focused on achieving further improvements. We intend to begin implementation of a new point-of-sale and back office system in fiscal 2016, and believe these critical tools will enable us to achieve further improvements in both food and labor costs.

“As we look ahead, the entire Bob Evans Restaurants team remains focused on delivering same-store sales growth and improved profits. Our goal is to consistently deliver a superior guest experience such that Bob Evans Restaurants becomes the place you enthusiastically recommend to family and friends. We are confident we are implementing the right strategies to make this a reality.”

President, BEF Foods, Mike Townsley, said, “BEF Foods achieved record quarterly operating profit as we drove double-digit growth of our refrigerated side-dish business, and leveraged the benefit of lower sow costs and improved plant efficiencies. Our retail sausage business, with volume up 11.1 percent over the prior year, drove 44 percent of our profit improvement due to year-over-year net sow cost favorability (gross sow cost impact less sausage-related trade spending). Our refrigerated side-dish business, which now represents nearly 50 percent of our overall BEF Foods’ sales, gained more than five percentage points of sales mix and remains the primary growth driver for BEF Foods. During fiscal 2016, we expect to begin a $20+ million expansion of our Lima, Ohio, refrigerated side-dish facility to provide the capacity necessary to meet forecasted growth.

“As we look ahead, we are focused on continuing to drive double-digit growth in our industry-leading refrigerated side-dish business. We will invest increased marketing and trade dollars to drive growth, while defending our market position in our core regional sausage markets. We will continue to strategically reduce lower-margin foodservice revenue when it can be replaced with higher-margin branded-retail product volume. We will continue our successful lean manufacturing programs to improve plant efficiency and begin realizing the benefits of our ERP implementation. This system implementation will significantly upgrade the analytical tools we have to support manufacturing and sales performance. Our Lima, Ohio, refrigerated side-dish plant, was part of the day one fiscal 2016 “go live” ERP process, with our remaining three plants slated for implementation later in fiscal 2016.”

Fourth-quarter fiscal 2015 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ net sales were $238.2 million, an increase of $7.2 million, or 3.1 percent, compared to net sales of $231.0 million in the corresponding period last year. Same-store sales increased 2.1 percent in the quarter, slightly below the national Knapp-Track™ family dining index increase of 2.3 percent.

During the fourth quarter of fiscal 2015, Bob Evans Restaurants opened four new restaurants and closed one restaurant.

Same-Store Sales (SSS) Restaurants	February	March	April	4Q FY ’15	FY 2015
552	2.6%	1.1%	2.5%	2.1%	0.9%

Bob Evans Restaurants’ GAAP operating loss was $9.2 million, compared to GAAP operating income of $2.2 million in the corresponding period last year. Bob Evans Restaurants’ non-GAAP operating income was $3.7 million; a decrease of $0.4 million compared to $4.2 million in the year ago period. Approximately $2.5 million of increased profit from sales leverage was offset by a $0.7 million increase in food cost rate and a $3.0 million increase in labor and benefit cost rates driven primarily by management wages as the Company operated with fewer open positions, higher hourly wages as a result of a mix shift in direct labor, and increased benefit costs. Additionally, a $1.7 million decline in depreciation expense was partially offset by a $0.9 million incremental investment in advertising.

Fourth-quarter fiscal 2015 BEF Foods segment summary

BEF Foods’ net sales were $94.2 million, a decrease of $1.1 million, or 1.2 percent, compared to net sales of $95.3 million in the corresponding period last year. Overall, total pounds sold increased 0.9 percent compared to the prior year period. A 13.1 percent increase in side-dish volume and 11.1 percent increase in sausage volume were offset by a 44.1 percent decline in foodservice volume and a $6.3 million increase in trade spending.

BEF Foods’ GAAP operating income was $10.1 million, compared to GAAP operating income of $2.1 million in the year ago period. BEF Foods’ non-GAAP operating income was $14.0 million, compared to $3.3 million in the prior year, an improvement of $10.7 million. Approximately $0.5 million of deleverage from lower net sales driven by foodservice and increased trade spending previously discussed, was offset by $11.2 million in cost of goods sold favorability resulting largely from $8.7 million of lower sow costs, a higher sales mix of retail items, and improved production yields.

Fourth-quarter fiscal 2015 net interest expense – The Company’s net interest expense was $2.4 million in the fourth quarter of fiscal 2015, an increase of $1.3 million, compared to $1.2 million in the corresponding period last year. The borrowing rate on the Company’s outstanding debt was 2.18 percent at the end of the fourth quarter, compared to 1.54 percent at the end of the comparable prior year period.

Fourth-quarter fiscal 2015 taxes – The Company recorded a tax benefit of $7.1 million (477 percent) for the fourth quarter of fiscal 2015, as compared to a tax benefit of $6.7 million (214 percent) for the prior year period. The change in the tax rate was driven primarily by the impact of final fiscal year permanent items against lower than projected pretax earnings and the expiration of the statute of limitations on several uncertain tax position reserves. The non-GAAP tax rate for the fiscal 2015 fourth quarter was 11.2 percent, reflecting the impact of permanent items on income when adjusted for nonrecurring items.

Fiscal year 2015 consolidated operating results

On a GAAP basis, the Company reported net income of $16.6 million, or $0.70 per diluted share, compared with net income of $33.7 million, or $1.26 per diluted share, in the prior year. On an adjusted basis(1), net income from continuing operations was $38.4 million, or $1.63 per diluted share, compared with net income of $44.7 million, or $1.68 per diluted share, in the prior year.

Fiscal year 2015 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ net sales were $969.9 million, an increase of $13.3 million, or 1.4 percent, compared to net sales of $956.6 million last year. Same-store sales increased 0.9 percent, slightly below the national Knapp-Track™ family dining index increase of 1.1 percent.

During fiscal 2015, Bob Evans Restaurants opened seven new restaurants and closed one restaurant.

Bob Evans Restaurants’ GAAP operating loss was $2.8 million, compared to GAAP operating income of $27.1 million last year. Bob Evans Restaurants’ non-GAAP operating income was $25.0 million, compared to operating income of $42.4 million last year, a decline of $17.4 million. Approximately $5.0 million of profitability from sales leverage was offset by a $10.4 million increase in food cost rate due primarily to commodity inflation, menu mix shifts, and higher guest discounting; and an $11.0 million increase in labor and benefit cost rates driven primarily by an increase in management salaries as a result of fewer open positions, higher hourly wages as a result of a mix shift in direct labor, and an increase in benefit costs. Additionally, the benefit of $2.4 million of reduced depreciation expense was offset by $3.4 million of increased operating costs due primarily to increased advertising and utility costs.

Fiscal year 2015 BEF Foods segment summary

BEF Foods’ net sales were $379.3 million, an increase of $7.3 million, or 2.0 percent, compared to net sales of $372.0 million last year. Overall, total pounds sold decreased 0.9 percent compared to the prior year. A 13.0 percent increase in side-dish volume and $14.7 million of increased sausage pricing were offset by $3.5 million of increased trade spending and a 25.5 percent decline in foodservice volume, a 7.6 percent decline in sausage volume, and a 7.2 percent decline in frozen product volume.

BEF Foods’ GAAP operating income was $20.4 million, compared to GAAP operating income of $6.0 million last year. BEF Foods’ non-GAAP operating income was $28.4 million, compared to $12.9 million in the corresponding period last year, an improvement of $15.5 million. The improvement resulted from $2.3 million of profitability from sales leverage; $11.8 million cost of goods sold favorability resulting from a higher sales mix of retail products, $3.9 million from lower sow costs, and $2.7 million from improved production yields; a $3.0 million reduction of plant operating expenses due to improved plant efficiencies; and a $1.4 million decrease in S,G&A expenses. These items were partially offset by a $3.0 million increase in depreciation and amortization costs resulting from recent plant expansions.

Fiscal year 2015 net interest expense – The Company’s net interest expense was $8.6 million for fiscal 2015, an increase of $6.6 million, compared to $2.0 million last year. The borrowing rate on the Company’s outstanding debt was 2.18 percent at the end of fiscal 2015, compared to 1.54 percent at the end of fiscal 2014.

Fiscal year 2015 taxes – The Company recorded a tax benefit of $7.5 million (83 percent) for fiscal 2015, as compared to a tax provision of $0.1 million (0.5 percent) in fiscal 2014. The effective income tax rate in fiscal 2015 was substantially different than the statutory rate due to the Company’s domestic production activities deduction and the utilization of tax credits. The effective income tax rate in fiscal 2014 was substantially different than the statutory rate due to the utilization of tax credits, the Company’s domestic production activities deduction, and favorable state tax reserve releases. The non-GAAP tax rate for fiscal 2015 was 10.5 percent, reflecting the impact of permanent items on income when adjusted for nonrecurring items.

Fiscal year 2015 balance sheet highlights – The Company’s cash balance and revolver borrowings at the end of the fourth quarter of fiscal 2015 were $6.4 million and $447.6 million, respectively. The Company was in compliance with its debt covenants at the end of fiscal 2015. The Company’s leverage ratio as defined in its credit agreement was 3.37 at the end of the quarter, down from 3.69 in the prior quarter.

Fiscal year 2016 outlook

Mark Hood Chief Financial Officer said, “Fiscal 2015 was a year of significant change. Our reconstituted Board of Directors has helped us chart a new path forward focused on the turnaround of our restaurant and retail foods businesses, and establishing a corporate culture of efficiency. We enter fiscal 2016 with an improving outlook, a relentless focus on restoring our brand positioning, and a sense of urgency to improve our profits.

“We expect low-single digit same-store sales improvement for Bob Evans Restaurants beginning in the second quarter through the remainder of fiscal 2016, with full year gains of 1.5 to 2.5 percent, as we balance reduced guest discounting, the benefits of further menu development, the impact of commodity cost increases (including eggs) and measures to increase operational efficiencies. BEF Foods net sales in fiscal 2016 are expected to be in the $380 to $400 million range. Our refrigerated side-dish business will lead double-digit growth of our retail business; however, lower foodservice revenues and increased trade spending will limit overall sales growth. We also expect BEF Foods to realize benefits of lower sow costs (net of increased trade spending) and further plant efficiency improvements. Fiscal 2016 will include a 53rd week. We expect this additional week to contribute approximately $0.10 per diluted share.

“Our capital expenditure budget of $80 to $85 million includes three significant investments: 1) a new point-of-sale system which when fully implemented in fiscal 2017 is expected to provide annual savings of $12 million; 2) the addition of a fourth production line at our Lima, Ohio, facility to sustain double digit sales growth in our refrigerated dinner sides business; and 3) phase two of our ERP implementation to improve customer and product profitability analytics.”

Hood continued, “From a corporate perspective, we will continue optimizing our cost structure, as we work not only to accelerate the opportunities we identified in 2015, but to also develop added savings and efficiencies. These actions are expected to deliver a 25 to 35 percent increase in operating income. However, we expect increased interest expense and a higher tax rate in fiscal 2016 will limit EPS growth to 7 to 20 percent. The expected tax rate increase in fiscal 2016 has approximately a $0.40 negative impact on expected fiscal 2016 diluted earnings per share. During the first quarter of fiscal 2016, we have repurchased $50 million, or 1.1 million shares of our stock, and expect to purchase an additional $100 million during the balance of fiscal 2016. Additionally, we expect to complete one or more sale and leaseback transactions relating to our New Albany, Ohio, headquarters and two BEF Foods manufacturing facilities in the second or third quarter. Our guidance does not include the impact of a potential restaurant real estate transaction.”

Summary of performance drivers: fiscal 2016 guidance versus fiscal 2015

	1Q	2Q	3Q	4Q	Full Year
sss% 2016 (guidance)	flat	low-single digits	low-single digits	low-single digits	1.5% to 2.5%
sss% 2015 (actual)	-2.0%	0.0%	3.8%	2.1%	0.9%
sow costs (per hundredweight) 2016 (guidance)	$42	$52	$60	$62	$54
sow costs (per hundredweight) 2015 (actual)	$87.87	$78.82	$67.79	$43.02	$69.41

Guidance Metric	FY ‘16
Consolidated net sales	$1.34 to $1.41 billion
Bob Evans Restaurants same-store sales	1.5% to 2.5%
Bob Evans Restaurants commodity pricing	approximately 5% (including eggs)
BEF Foods net sales	$380 to $400 million
Capital expenditures	$80 to $85 million
ERP implementation (included in S,G&A)	$2.5 to $3.5 million
Depreciation and amortization	$83 to $88 million
Net interest expense	$12.5 to $14.0 million
Tax rate	27.5% to 28.5%
Diluted weighted-average share count	22.0 million shares
Non-GAAP earnings per diluted share	$1.75 to $1.95

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2015 Annual Report on Form 10-K and its other subsequent filings with the Securities and Exchange Commission.

Investor Conference Call

The Company will host a conference call to discuss its fourth-quarter fiscal 2015 results at 10 a.m. (ET) on Wednesday, June 17, 2015. The dial-in number is (855) 468-0551, access code 52874991. A replay will be available at (800) 585-8367, access code 52874991.

A simultaneous webcast will be available at http://investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

(1)Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to monitor and evaluate the ongoing performance of the Company. The Company believes the additional measures are useful to investors for financial analysis. Excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Reconciliations to the applicable GAAP financial measures are included in the attached schedules.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2015, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our headquarters, our BEF Foods Facilities or a portion of our restaurant real estate remains subject to evaluation by the Board and there can be no assurance if and when any such transaction will be undertaken or consummated. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the fourth fiscal quarter (April 24, 2015), Bob Evans Restaurants owned and operated 567 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Broasted is a registered trademark of The Broaster Company, LLC.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

BOBE–E

Source: Bob Evans Farms, Inc.

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2015 - Quarter 4

Note: amounts are in thousands, except per share amounts

Fourth quarter Fiscal 2015, ended April 25, 2014, compared to the corresponding period a year ago:

			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	April 24, 2015	April 25, 2014	April 24, 2015	April 25, 2014	April 24, 2015	April 25, 2014
Operating Income as Reported
Bob Evans Restaurants	$(9,194)	$2,161
BEF Foods	10,131	2,116

Total operating income from continuing operations	937	4,277
Net interest expense from continuing operations	2,424	1,155

Income from continuing operations before income taxes	(1,487)	3,122
Benefit for income taxes from continuing operations	(7,097)	(6,682)

Income from continuing operations	5,610	9,804	$0.24	$0.40	$0.24	$0.40
Total operating income from discontinued operations	—	(245)
Net interest expense from discontinued operations	—	—

Loss from discontinued operations before income taxes	—	(245)
Benefit for income taxes from discontinued operations	—	(3,450)

Income from discontinued operations, net of income taxes	—	3,205	$—	$0.13	$—	$0.13

Net income	5,610	13,009	$0.24	$0.53	$0.24	$0.53

Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for Sale	2,851	337
Severance/Restructuring	2,802	635
Loss (Gain) on Sale of Assets	—	1,054
Activism, Strategic Initiatives and Other	1,389	—
CEO Separation Costs	(108)	—
Litigation Reserves	6,000	—

	12,934	2,026
BEF Foods
Impairments including from Assets Held for Sale	2,761	—
Severance/Restructuring	718	1,146
Loss (Gain) on Sale of Assets	—	74
Activism, Strategic Initiatives and Other	437	—
CEO Separation Costs	(40)	—
Litigation Reserves	—	—

	3,876	1,220
Discontinued operations
Sale of and adjustment to discontinued operations	—	245

Total discontinued operations	—	245

Total adjustments
Impairments including from Assets Held for Sale	5,612	337
Severance/Restructuring	3,520	1,781
(Gain) Loss on Sale of Assets	—	1,128
Activism, Strategic Initiatives and Other	1,826	—
CEO Separation Costs	(148)	—
Litigation Reserves	6,000	—
Adjustments to discontinued operations	—	245

	16,810	3,491
Non-GAAP operating income
Bob Evans Restaurants	3,740	4,187
BEF Foods	14,007	3,336

Total non-GAAP operating income from continuing operations	17,747	7,523
Total non-GAAP operating income from discontinued operations	—	—

Total Non-GAAP operating income	17,747	7,523

Continuing Operations
Adjustments to net interest expense	485	418

Non-GAAP net interest expense	2,909	1,573

Non-GAAP income from continuing operations before income taxes	14,838	5,950
Adjustments to income tax (benefit) provision	8,758	877

Non-GAAP income tax (benefit) provision	1,661	(5,805)
Non-GAAP income from continuing operations	13,177	11,755	$0.56	$0.48	$0.56	$0.48
Discontinued Operations
Adjustments to benefit for income taxes	—	76

Non-GAAP benefit for income taxes	—	(3,374)
Non-GAAP income from discontinued operations	—	3,374	—	0.14	—	0.14

Non-GAAP net income	$13,177	$15,129	$0.56	$0.62	$0.56	$0.62

Shares Outstanding			23,506	24,426	23,664	24,641

	Twelve Months Ended		Basic EPS Twelve Months Ended		Diluted EPS Twelve Months Ended
	April 24, 2015	April 25, 2014	April 24, 2015	April 25, 2014	April 24, 2015	April 25, 2014
Operating Income as Reported
Bob Evans Restaurants	$(2,752)	$27,134
BEF Foods	20,438	5,991

Total operating income from continuing operations	17,686	33,125
Net interest expense from continuing operations	8,649	2,014

Income from continuing operations before income taxes	9,037	31,111
Provision (benefit) for income taxes from continuing operations	(7,516)	143

Income from continuing operations	16,553	30,968	$0.70	$1.17	$0.70	$1.16
Total operating income from discontinued operations	—	(886)
Net interest expense from discontinued operations	—	—

Loss from discontinued operations before income taxes	—	(886)
Benefit for income taxes from discontinued operations	—	(3,603)

Income (loss) from discontinued operations, net of income taxes	—	2,717	$—	$0.10	$—	$0.10

Net income	16,553	33,685	$0.70	$1.27	$0.70	$1.26

Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for Sale	6,175	13,849
Severance/Restructuring	4,094	1,885
Loss (Gain) on Sale of Assets	1,401	(480)
Activism, Strategic Initiatives and Other	7,288	46
CEO Separation Costs	2,838	—
Litigation Reserves	6,000	—

	27,796	15,300
BEF Foods
Impairments including from Assets Held for Sale	2,761	3,000
Severance/Restructuring	1,647	3,708
Loss (Gain) on Sale of Assets	445	187
Activism, Strategic Initiatives and Other	2,284	23
CEO Separation Costs	850	—
Litigation Reserves	—	—

	7,987	6,918
Discontinued operations
Sale of and adjustment to discontinued operations	—	886

Total discontinued operations	—	886

Total adjustments
Impairments including from Assets Held for Sale	8,936	16,849
Severance/Restructuring	5,741	5,593
(Gain) Loss on Sale of Assets	1,846	(293)
Activism, Strategic Initiatives and Other	9,572	69
CEO Separation Costs	3,688	—
Litigation Reserves	6,000	—

Adjustments to discontinued operations	—	886

	35,783	23,104
Non-GAAP operating income
Bob Evans Restaurants	25,044	42,434
BEF Foods	28,425	12,909

Total non-GAAP operating income from continuing operations	53,469	55,343
Total non-GAAP operating loss from discontinued operations	—	—

Total Non-GAAP operating income	53,469	55,343

Continuing Operations
Adjustments to net interest expense	1,859	1,918

Non-GAAP net interest expense	10,508	3,932

Non-GAAP income from continuing operations before income taxes	42,961	51,411
Adjustments to income tax provision (benefit)	12,046	6,524

Non-GAAP income tax provision	4,530	6,667
Non-GAAP income from continuing operations	38,431	44,744	$1.64	$1.69	$1.63	$1.68

Discontinued Operations
Adjustments to benefit for income taxes	—	275

Non-GAAP benefit for income taxes	—	(3,328)
Non-GAAP income (loss) from discontinued operations	—	3,328	—	0.13	—	0.12

Non-GAAP net income	$38,431	$48,072	1.64	1.82	1.63	1.80

Shares Outstanding			23,489	26,450	23,649	26,704

	Consolidated Results (Less Discontinued Ops) Three Months Ended				Bob Evans Restaurants Three Months Ended
	April 24, 2015	% of Sales	April 25, 2014	% of Sales	April 24, 2015	% of Sales	April 25, 2014	% of Sales
Operating income as reported

Net sales	$332,393		$326,371		$238,187		$231,022
Cost of sales	103,020	31.0%	112,326	34.4%	62,167	26.1%	59,621	25.8%
Operating wage and fringe benefit expenses	104,381	31.4%	97,587	29.9%	93,882	39.4%	88,182	38.2%
Other operating expenses	49,899	15.0%	49,994	15.3%	42,341	17.8%	41,354	18.0%
Selling, general and administrative expenses	51,533	15.5%	40,334	12.4%	30,882	13.0%	22,272	9.6%
Depreciation and amortization expense	20,223	6.1%	21,853	6.7%	15,709	6.6%	17,432	7.5%
Impairment of assets held for sale	2,400	0.7%	—	—%	2,400	1.0%	—	—%

Total as reported	937	0.3%	4,277	1.3%	(9,194)	(3.9)%	2,161	0.9%

Adjustments

Net sales	—		—		—		—
Cost of sales	—		—		—		—
Operating wage and fringe benefit expenses	(11)		—		(11)		—
Other operating expenses	(66)		—		(66)		—
Selling, general and administrative expenses	(14,333)		(3,246)		(10,457)		(2,026)
Depreciation and amortization expense	—		—		—		—
Impairment of assets held for sale	(2,400)		—		(2,400)		—

Total adjustments	16,810		3,246		12,934		2,026

Non-GAAP operating income

Net sales	332,393		326,371		238,187		231,022
Cost of sales	103,020	31.0%	112,326	34.4%	62,167	26.1%	59,621	25.8%
Operating wage and fringe benefit expenses	104,370	31.4%	97,587	29.9%	93,871	39.4%	88,182	38.2%
Other operating expenses	49,833	15.0%	49,994	15.3%	42,275	17.7%	41,354	17.9%
Selling, general and administrative expenses	37,200	11.2%	37,088	11.4%	20,425	8.6%	20,246	8.8%
Depreciation and amortization expense	20,223	6.1%	21,853	6.7%	15,709	6.6%	17,432	7.5%
Impairment of assets held for sale	—	—%	—	—%	—	—%	—	—%

Total non-GAAP operating income	$17,747	5.3%	$7,523	2.3%	$3,740	1.6%	$4,187	1.8%

	BEF Foods Three Months Ended
	April 24, 2015	% of Sales	April 25, 2014	% of Sales
Operating income as reported

Net sales	$94,206		$95,349
Cost of sales	40,853	43.4%	52,705	55.3%
Operating wage and fringe benefit expenses	10,499	11.1%	9,405	9.9%
Other operating expenses	7,558	8.0%	8,640	9.1%
Selling, general and administrative expenses	20,651	21.9%	18,062	18.9%
Depreciation and amortization expense	4,514	4.8%	4,421	4.6%
Impairment of assets held for sale	—	—%	—	—%

Total as reported	10,131	10.8%	2,116	2.2%

Adjustments

Net sales	—		—
Cost of sales	—		—
Operating wage and fringe benefit expenses	—		—
Other operating expenses	—		—
Selling, general and administrative expenses	(3,876)		(1,220)
Depreciation and amortization expense	—		—
Impairment of assets held for sale	—		—

Total adjustments	3,876		1,220

Non-GAAP operating income

Net sales	94,206		95,349
Cost of sales	40,853	43.4%	52,705	55.3%
Operating wage and fringe benefit expenses	10,499	11.1%	9,405	9.9%
Other operating expenses	7,558	8.0%	8,640	9.0%
Selling, general and administrative expenses	16,775	17.8%	16,842	17.7%
Depreciation and amortization expense	4,514	4.8%	4,421	4.6%
Impairment of assets held for sale	—	—%	—	—%

Total non-GAAP operating income	$14,007	14.9%	$3,336	3.5%

	Consolidated Results (Less Discontinued Ops) Twelve Months Ended				Bob Evans Restaurants Twelve Months Ended
	April 24, 2015	% of Sales	April 25, 2014	% of Sales	April 24, 2015	% of Sales	April 25, 2014	% of Sales
Operating income as reported

Net sales	$1,349,190		$1,328,552		$969,877		$956,579
Cost of sales	457,039	33.9%	450,953	33.9%	258,677	26.7%	244,871	25.6%
Operating wage and fringe benefit expenses	423,539	31.4%	406,307	30.6%	381,874	39.4%	365,698	38.2%
Other operating expenses	198,065	14.7%	196,827	14.8%	169,018	17.4%	164,901	17.3%
Selling, general and administrative expenses	170,129	12.6%	149,504	11.3%	98,871	10.2%	80,723	8.4%
Depreciation and amortization expense	80,074	5.9%	79,456	6.0%	61,531	6.3%	63,872	6.7%
Impairment of assets held for sale	2,658	0.2%	12,380	0.9%	2,658	0.3%	9,380	1.0%

Total as reported	17,686	1.3%	33,125	2.5%	(2,752)	(0.3)%	27,134	2.8%

Adjustments

Net sales	—		—		—		—
Cost of sales	—		—		—		—
Operating wage and fringe benefit expenses	(43)		49		(43)		—
Other operating expenses	(708)		107		(708)		—
Selling, general and administrative expenses	(32,374)		(10,045)		(24,387)		(5,971)
Depreciation and amortization expense	—		51		—		51
Impairment of assets held for sale	(2,658)		(12,380)		(2,658)		(9,380)

Total adjustments	35,783		22,218		27,796		15,300

Non-GAAP operating income

Net sales	1,349,190		1,328,552		969,877		956,579
Cost of sales	457,039	33.9%	450,953	33.9%	258,677	26.7%	244,871	25.6%
Operating wage and fringe benefit expenses	423,496	31.4%	406,356	30.6%	381,831	39.4%	365,698	38.2%
Other operating expenses	197,357	14.6%	196,934	14.8%	168,310	17.3%	164,901	17.3%
Selling, general and administrative expenses	137,755	10.2%	139,459	10.5%	74,484	7.7%	74,752	7.8%
Depreciation and amortization expense	80,074	5.9%	79,507	6.0%	61,531	6.3%	63,923	6.7%
Impairment of assets held for sale	—	—%	—	—%	—	—%	—	—%

Total non-GAAP operating income	$53,469	4.0%	$55,343	4.2%	$25,044	2.6%	$42,434	4.4%

	BEF Foods Twelve Months Ended
	April 24, 2015	% of Sales	April 25, 2014	% of Sales
Operating income as reported

Net sales	$379,313		$371,973
Cost of sales	198,362	52.3%	206,082	55.4%
Operating wage and fringe benefit expenses	41,665	11.0%	40,609	10.9%
Other operating expenses	29,047	7.6%	31,926	8.6%
Selling, general and administrative expenses	71,258	18.8%	68,781	18.5%
Depreciation and amortization expense	18,543	4.9%	15,584	4.2%
Impairment of assets held for sale	—	—%	3,000	0.8%

Total as reported	20,438	5.4%	5,991	1.6%

Adjustments

Net sales	—		—
Cost of sales	—		—
Operating wage and fringe benefit expenses	—		49
Other operating expenses	—		107
Selling, general and administrative expenses	(7,987)		(4,074)
Depreciation and amortization expense	—		—
Impairment of assets held for sale	—		(3,000)

Total adjustments	7,987		6,918

Non-GAAP operating income

Net sales	379,313		371,973
Cost of sales	198,362	52.3%	206,082	55.4%
Operating wage and fringe benefit expenses	41,665	11.0%	40,658	10.9%
Other operating expenses	29,047	7.6%	32,033	8.6%
Selling, general and administrative expenses	63,271	16.7%	64,707	17.4%
Depreciation and amortization expense	18,543	4.9%	15,584	4.2%
Impairment of assets held for sale	—	—%	—	—%

Total non-GAAP operating income	$28,425	7.5%	$12,909	3.5%

(in thousands, except per share amounts)	Consolidated Results
	Three Months Ended
	April 24, 2015	% of sales	April 25, 2014	% of sales
Net Sales	$332,393		$326,371
Cost of sales	103,020	31.0%	112,326	34.4%
Operating wage and fringe benefit expenses	104,381	31.4%	97,587	29.9%
Other operating expenses	49,899	15.0%	49,994	15.3%
Selling, general and administrative expenses	51,533	15.5%	40,334	12.4%
Depreciation and amortization expense	20,223	6.1%	21,853	6.7%
Impairment of assets held for sale	2,400	0.7%	—	—%

Operating Income	937	0.3%	4,277	1.3%
Net interest expense	2,424	0.7%	1,155	0.4%

Income (Loss) From Continuing Operations Before Income Taxes	(1,487)	(0.4)%	3,122	1.0%
(Benefit) Provision for income taxes	(7,097)	(2.1)%	(6,682)	(2.0)%

Income From Continuing Operations	5,610	1.7%	9,804	3.0%
Income (Loss) from Discontinued Operations, Net of Income Taxes	$—	—%	$3,205	1.0%

Net Income (Loss)	$5,610	1.7%	$13,009	4.0%

Earnings Per Share - Income from Continuing Operations
Basic	$0.24		$0.40
Diluted	$0.24		$0.40
Earnings Per Share - Income (Loss) from Discontinued Operations
Basic	$—		$0.13
Diluted	$—		$0.13
Earnings per share - Net income
Basic	$0.24		$0.53
Diluted	$0.24		$0.53

Cash Dividends Paid Per Share	$0.31		$0.31

Weighted Average Shares Outstanding
Basic	23,506		24,426
Dilutive Shares	158		215

Diluted	23,664		24,641

Shares outstanding at quarter end	23,407		23,319

The number of dilutive shares outstanding at April 24, 2015 that were not included in the computation of dilutive earnings per share, because to do so would have been antidilutive, were 129,738 shares for the three months ended April 24, 2015.

Income taxes related to continuing operations, as a percentage of pre-tax income, were (477.27)% vs (214.1)%.

	Segment Results
	Three Months Ended
	Bob Evans Restaurants				BEF Foods
	April 24, 2015		April 25, 2014		April 24, 2015		April 25, 2014
Net sales	$238,187		$231,022		$94,206		$95,349
Cost of sales	62,167	26.1%	59,621	25.8%	40,853	43.4%	52,705	55.3%
Operating wages	93,882	39.4%	88,182	38.2%	10,499	11.1%	9,405	9.9%
Other operating	42,341	17.8%	41,354	18.0%	7,558	8.0%	8,640	9.1%
S,G&A	30,882	13.0%	22,272	9.6%	20,651	21.9%	18,062	18.9%
Depreciation and amortization	15,709	6.6%	17,432	7.5%	4,514	4.8%	4,421	4.6%
Impairment of assets held for sale	2,400	1.0%	—	—%	—	—%	—	—%

Operating income	(9,194)	(3.9)%	2,161	0.9%	10,131	10.8%	2,116	2.2%

(in thousands, except per share amounts)	Consolidated Results
	Twelve Months Ended
	April 24, 2015	% of sales	April 25, 2014	% of sales
Net Sales	$1,349,190		$1,328,552
Cost of sales	457,039	33.9%	450,953	33.9%
Operating wage and fringe benefit expenses	423,539	31.4%	406,307	30.6%
Other operating expenses	198,065	14.7%	196,827	14.8%
Selling, general and administrative expenses	170,129	12.6%	149,504	11.3%
Depreciation and amortization expense	80,074	5.9%	79,456	6.0%
Impairment of assets held for sale	2,658	0.2%	12,380	0.9%

Operating Income	17,686	1.3%	33,125	2.5%
Net interest expense	8,649	0.6%	2,014	0.2%

Income (Loss) From Continuing Operations Before Income Taxes	9,037	0.7%	31,111	2.3%
(Benefit) Provision for income taxes	(7,516)	(0.6)%	143	—%

Income From Continuing Operations	16,553	1.2%	30,968	2.3%
Income (Loss) from Discontinued Operations, Net of Income Taxes	—	—%	2,717	0.2%

Net Income (Loss)	$16,553	1.2%	$33,685	2.5%

Earnings Per Share - Income from Continuing Operations
Basic	$0.70		$1.17
Diluted	$0.70		$1.16
Earnings Per Share - Income (Loss) from Discontinued Operations
Basic	$—		$0.10
Diluted	$—		$0.10
Earnings per share - Net income
Basic	$0.70		$1.27
Diluted	$0.70		$1.26

Cash Dividends Paid Per Share	$1.240		$1.205

Weighted Average Shares Outstanding
Basic	23,489		26,450
Dilutive Shares	160		254

Diluted	23,649		26,704

Shares outstanding at quarter end	23,407		23,319

The number of dilutive shares outstanding at April 24, 2015 that were not included in the computation of dilutive earnings per share, because to do so would have been antidilutive, were 124,766 shares for the twelve months ended April 24, 2015.

Income taxes related to continuing operations, as a percentage of pre-tax income, were (83.2)% vs 0.5%.

	Segment Results
	Twelve Months Ended
	Bob Evans Restaurants				BEF Foods
	April 24, 2015		April 25, 2014		April 24, 2015		April 25, 2014
Net sales	$969,877		$956,579		$379,313		$371,973
Cost of sales	258,677	26.7%	244,871	25.6%	198,362	52.3%	206,082	55.4%
Operating wages	381,874	39.4%	365,698	38.2%	41,665	11.0%	40,609	10.9%
Other operating	169,018	17.4%	164,901	17.3%	29,047	7.6%	31,926	8.6%
S,G&A	98,871	10.2%	80,723	8.4%	71,258	18.8%	68,781	18.5%
Depreciation and amortization	61,531	6.3%	63,872	6.7%	18,543	4.9%	15,584	4.2%
Impairment of assets held for sale	2,658	0.3%	9,380	1.0%	—	—%	3,000	0.8%

Operating income	(2,752)	(0.3)%	27,134	2.8%	20,438	5.4%	5,991	1.6%

Consolidated Balance Sheet

(in thousands, except par value amounts)	April 24, 2015	April 25, 2014
Assets
Current Assets
Cash and equivalents	6,358	$7,826
Accounts receivable, net	26,100	30,688
Inventories	24,620	25,243
Deferred income taxes	16,117	18,656
Federal and state income taxes receivable	23,722	25,824
Prepaid expenses and other current assets	5,035	4,472
Current assets held for sale	22,243	3,308

Total Current Assets	124,195	116,017
Property, Plant and Equipment	1,588,966	1,552,748
Less accumulated depreciation	757,488	699,878

Net Property, Plant and Equipment	831,478	852,870
Other Assets
Deposits and other	3,756	3,442
Notes receivable	18,544	16,243
Rabbi trust assets	32,302	31,972
Goodwill	19,634	19,634
Other intangible assets	352	3,270
Non current deferred tax assets	2,326	—
Non-current assets held for sale	—	22,304

Total Other Assets	76,914	96,865

Total Assets	1,032,587	$1,065,752

Liabilities and Stockholders’ Equity
Current Liabilities
Credit facility borrowings	—	$458,898
Current portion of long-term debt	409	—
Accounts payable	30,019	29,064
Accrued property, plant and equipment purchases	4,820	5,841
Accrued non-income taxes	14,951	17,843
Accrued wages and related liabilities	34,529	23,524
Self-insurance reserves	18,900	19,874
Deferred gift card revenue	13,714	12,967
Current reserve for uncertain tax provision	1,594	1,481
Other accrued expenses	34,156	33,024

Total Current Liabilities	153,092	602,516
Long-Term Liabilities
Deferred compensation	22,481	30,341
Reserve for uncertain tax positions	2,767	3,478
Deferred income taxes	17,825	32,829
Deferred rent and other	5,755	6,534
Credit facility borrowings and other long term debt	450,676	835

Total Long-Term Liabilities	499,504	74,017
Stockholders’ Equity
Common stock, $.01 par value; authorized 100,000 shares; issued 42,638 shares at April 24, 2015, and April 25, 2014	426	426
Capital in excess of par value	235,958	231,933
Retained earnings	836,362	849,235
Treasury stock, 19,231 shares at April 24, 2015, and 19,319 shares at April 25, 2014, at cost	(692,755)	(692,375)

Total Stockholders’ Equity	379,991	389,219

Total Liabilities and Stockholders’ Equity	1,032,587	$1,065,752

Consolidated Statements of Cash Flow

(in thousands)	2015	2014
Operating activities:
Net income (loss)	$16,553	33,685
Income (loss) from discontinued operations	$—	2,717

Income from continuing operations	16,553	30,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,074	79,456
Impairment of assets held for sale	2,658	12,380
Loss on disposal and impairment of held and used fixed assets	5,646	4,842
Impairment of Intangible Assets	2,761	—
Gain on long-term investments	(742)	(2,249)
Deferred compensation	2,013	2,920
Share based compensation	2,967	7,105
Accretion on long term note receivable	(1,859)	(1,918)
Deferred income taxes	(14,791)	(6,355)
Amortization of deferred financing costs	1,099	364
Cash provided by (used for) assets and liabilities:
Accounts receivable	4,588	515
Inventories	623	(2,752)
Prepaid expenses and other current assets	(563)	951
Accounts payable	955	6,005
Federal and state income taxes	1,504	33,701
Accrued wages and related liabilities	11,005	(8,645)
Self-insurance	(974)	(1,198)
Accrued non-income taxes	(2,892)	1,497
Deferred revenue	747	52
Other assets and liabilities	(8,267)	7,702

Net cash provided by continuing operating activities	103,105	165,341
Investing activities:
Purchase of property, plant and equipment	(74,517)	(190,995)
Acquisition of business	—	—
Proceeds from sale of property, plant and equipment	10,036	8,026
Purchase of long-term investments	—	—
Deposits and other	(135)	4,902

Net cash used in continuing investing activities	(64,616)	(178,067)
Financing activities:
Cash dividends paid	(29,056)	(31,694)
Gross proceeds from credit facility borrowings and other long-term debt	579,895	1,042,595
Gross repayments of credit facility borrowings and other long-term debt	(588,541)	(785,130)
Payments of debt issuance costs	(1,279)	(2,064)
Prepayment penalty on debt	—	—
Purchase of treasury stock	—	(224,994)
Proceeds from issuance of stock awards and treasury stock	534	13,432
Cash paid for taxes on employee stock option exercises	(1,738)	(4,858)
Excess tax benefits from stock-based compensation	228	1,756

Net cash provided by (used in) financing activities	(39,957)	9,043

Net cash (used in) operations	(1,468)	(3,683)
Net cash (used in) operations
Net cash provided by (used in) operating activities of discontinued operations	—	2,499
Net cash provided by (used in) investing activities of discontinued operations	—	—
Net cash used in financing activities of discontinued operations	—	—

Net cash provided by (used in) discontinued operations	—	2,499

Cash and equivalents at the beginning of the period	7,826	9,010

Cash and equivalents at the end of the period	$6,358	$7,826

Bob Evans Restaurants openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Full Year	Closings	Ending Total
2015	561	1	—	2	4	7	1	567
2014	560	1	1	1	1	4	3	561
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563

Bob Evans Restaurants same-store sales analysis (18-month core; 552 restaurants)

	Fiscal 2015			Fiscal 2014			Fiscal 2013
	Total	Pricing/ Mix	Traffic	Total	Pricing/ Mix	Traffic	Total	Pricing/ Mix	Traffic
May	(1.6)	1.5	(3.1)	(0.9)	3.0	(3.9)	0.7	2.2	(1.5)
June	(2.0)	2.4	(4.4)	0.3	3.0	(2.7)	(0.3)	1.9	(2.2)

July	(2.3)	1.6	(3.9)	(1.0)	3.8	(4.8)	2.3	0.9	1.4

Q1	(2.0)	1.8	(3.8)	(0.6)	3.3	(3.9)	1.0	1.6	(0.6)

August	(2.5)	1.0	(3.5)	(0.7)	4.2	(4.9)	1.5	0.9	0.6
September	1.8	1.0	0.8	(2.0)	3.8	(5.8)	(0.4)	1.4	(1.9)
October	0.4	1.0	(0.6)	(2.9)	2.2	(5.0)	1.6	3.1	(1.5)

Q2	0.0	1.1	(1.1)	(1.9)	3.3	(5.2)	1.0	1.9	(0.9)

November	2.8	1.0	1.8	0.4	2.2	(1.8)	2.1	2.8	(0.7)
December	3.8	1.0	2.8	(1.7)	2.2	(3.9)	(0.5)	2.7	(3.2)
January	5.2	1.0	4.2	(4.7)	2.2	(6.9)	3.1	2.7	0.4

Q3	3.8	1.0	2.8	(1.8)	2.2	(3.9)	1.6	2.8	(1.2)

February	2.6	0.9	1.7	(6.7)	1.9	(8.6)	(4.0)	3.1	(7.1)
March	1.1	0.9	0.2	(3.6)	1.5	(5.1)	3.6	3.5	0.1
April	2.5	0.9	1.6	(2.7)	1.5	(4.2)	1.7	3.4	(1.7)

Q4	2.1	0.9	1.2	(4.1)	1.6	(5.8)	0.5	3.4	(2.8)

Fiscal year	0.9	1.2	(0.3)	(2.1)	2.6	(4.7)	1.0	2.4	(1.4)

Bob Evans Restaurants same-store sales Day Part Performance

Fourth-quarter Fiscal 2015 SSS% Day Part Performance - Total Chain

Day Part	On-Premises	Off-Premises	Total
Breakfast	1.0%	22.0%	2.8%
Lunch	(0.8)%	27.3%	2.4%
Dinner	(3.9)%	23.6%	1.0%

Total	(1.2)%	24.5%	2.1%

Fourth-quarter Fiscal 2015 SSS% Day Part Performance - Restaurants offering Broasted Chicken

Day Part	On-Premises	Off-Premises	Total
Breakfast	1.1%	21.2%	2.9%
Lunch	(0.4)%	30.9%	3.2%
Dinner	(3.3)%	25.7%	2.0%

Total	(0.8)%	26.5%	2.7%

Fourth-quarter Fiscal 2015 SSS% Day Part Performance - Restaurants without Broasted Chicken

Day Part	On-Premises	Off-Premises	Total
Breakfast	0.9%	22.8%	2.8%
Lunch	(1.2)%	23.8%	1.5%
Dinner	(4.6)%	21.5%	0.1%

Total	(1.5)%	22.6%	1.5%

Fiscal 2015 SSS% Day Part Performance - Total Chain

Day Part	On-Premises	Off-Premises	Total
Breakfast	(0.1)%	16.7%	1.3%
Lunch	(0.9)%	17.0%	1.0%
Dinner	(3.0)%	15.5%	0.2%

Total	(1.3)%	16.3%	0.9%

Fiscal 2015 SSS% Day Part Performance - Restaurants offering Broasted Chicken

Day Part	On-Premises	Off-Premises	Total
Breakfast	(0.4)%	17.8%	1.5%
Lunch	(0.2)%	23.6%	3.1%
Dinner	(0.4)%	24.8%	4.8%

Total	(0.3)%	23.0%	3.2%

Fiscal 2015 SSS% Day Part Performance - Restaurants without Broasted Chicken

Day Part	On-Premises	Off-Premises	Total
Breakfast	0.1%	16.2%	1.3%
Lunch	(1.3)%	12.9%	0.1%
Dinner	(4.2)%	9.9%	(2.0)%

Total	(1.7)%	12.3%	(0.1)%

Key restaurant sales data (core restaurants only)

Bob Evans Restaurants

Average annual store sales ($) - FY15	$1,720,000

Q4 FY2015 day part mix (%):
Breakfast	30%
Lunch	38%
Dinner	32%

Q4 FY2015 dine-in check average per guest ($):
Breakfast	$9.26
Lunch	$9.69
Dinner	$9.79

Q4 FY2015 dine-in check average per guest ($):	$9.58

Q4 FY2015 dine-in check average per ticket ($):	$18.56

Q4 FY2015 carry-out check average per ticket ($):	$15.06

BEF Foods historical sow cost review (average cost per hundredweight)

Fiscal Year	Q1	Q2	Q3	Q4	Average
2015	$87.87	$78.82	$67.79	$43.02	$69.41
2014	$63.24	$77.33	$72.36	$78.47	$73.23
2013	$54.19	$43.22	$58.73	$59.07	$53.87
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17

Total pounds sold review

Fiscal Year	Q1	Q2	Q3	Q4	Average
2015	(6.1)%	(4.5)%	5.5%	0.9%	(0.9)%
2014	13.0%	0.2%	(11.1)%	(6.9)%	(2.4)%
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	(2.7)%	3.1%	0.9%	(1.3)%	0.1%
2011	(1.1)%	(14.7)%	(7.9)%	(4.6)%	(7.1)%

BEF Foods total pounds sold, by category

Fiscal 2015

Category	Q1	Q2	Q3	Q4
Sausage	19.3%	20.5%	26.2%	23.7%
Sides	42.5%	46.9%	48.0%	49.8%
Food Service - External	24.0%	18.0%	12.8%	11.8%
Food Service - Intersegment	6.0%	6.0%	5.5%	5.8%
Frozen	4.6%	5.0%	4.1%	4.8%
Other	3.6%	3.6%	3.4%	4.1%

Fiscal 2014

Category	Q1	Q2	Q3	Q4
Sausage	22.3%	23.5%	29.5%	21.5%
Sides	39.4%	40.2%	40.7%	44.5%
Food Service - External	24.8%	22.1%	17.5%	21.4%
Food Service - Intersegment	4.9%	5.4%	4.0%	4.3%
Frozen	5.0%	5.1%	4.8%	4.8%
Other	3.6%	3.7%	3.5%	3.5%

BEF Foods net sales review (dollars in thousands)

	Q4 2015	Q4 2014
Gross sales	$111,126	$105,659
Less: promotions	(16,305)	(9,506)
Less: returns and slotting	(615)	(804)

Net sales	$94,206	$95,349

	YTD 2015	YTD 2014
Gross sales	$435,930	$421,104
Less: promotions	(54,019)	(46,304)
Less: returns and slotting	(2,598)	(2,827)

Net sales	$379,313	$371,973